     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
     AND FILED SEPARATELY WITH THE SECURITIES AND
     EXCHANGE COMMISSION. SUCH PORTIONS ARE
     DESIGNATED "[***]"

                                                                    Exhibit 10.6



     THIS AGREEMENT ("Agreement") is made and entered into as of the ____ day of ____________, 1997 by and between PATHNET, INC. (hereinafter "PathNet"), a Delaware corporation, having its principal place of business at 6715 Kenilworth Avenue, Suite 200, Riverdale, Maryland, 20737, and TEXACO PIPELINE INC. (hereinafter "Texaco"), a Delaware corporation, of 1670 Broadway, Denver, Colorado, 80202.

                                 W I T N E S S E T H:

     WHEREAS, PathNet is engaged in the business of creating high-capacity, digital, microwave communications systems for purposes of marketing the long distance telecommunications capacity created by such systems;

     WHEREAS, PathNet currently seeks microwave tower locations in Louisiana and Texas to implement its microwave communications network;

     WHEREAS, Texaco owns and operates the Texana Microwave System which is currently in need of modernization, capacity additions, and upgrading for which Texaco has committed certain funds;

     WHEREAS, Texaco, owner and operator of the existing Texana Microwave System, desires to engage PathNet for the purpose of designing, installing and enhancing its microwave communications system;

     WHEREAS, if the Texana Microwave System were suitably modernized and upgraded, it would extend PathNet's Texas - Louisiana microwave communications network; and

     WHEREAS, PathNet desires to lease Texaco's microwave Facilities for the purpose of installing digital radios and related equipment and exclusively marketing the long distance telecommunications Excess Capacity created by the enhanced system it will install and operate;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

          1.   RELATIONSHIP, ROLES AND RESPONSIBILITIES

1.1  DEFINITIONS

     The attached SCHEDULE A -- GLOSSARY, contains selected definitions of terms used in this Agreement. These defined terms are capitalized throughout this Agreement.

1.2  RELATIONSHIP OF THE PARTIES

     1.2.1 APPOINTMENT OF PATHNET. Texaco hereby appoints PathNet for the term of this Agreement, and PathNet hereby agrees to act for Texaco as Texaco's sole and exclusive representative for the purpose of providing digital 6 GHz microwave equipment at Texaco's Facilities, further identified on SCHEDULE B -- THE TEXACO SYSTEM, and creating and managing a high-capacity, digital, microwave communications system. PathNet's radio communications equipment shall operate on transmit and receive frequencies as set forth in SCHEDULE K -- ANTENNA SPECIFICATIONS, POSITIONS AND FREQUENCIES, attached hereto, which describes each path and the frequencies to be used on each path. PathNet shall use such equipment and market the telecommunications "Excess Capacity" created by such system at Texaco's Facilities, subject to all of the terms and conditions of this Agreement. PathNet shall be Texaco's only representative authorized to create a 6 GHz system on towers or at Facilities identified in Schedule B of this Agreement.

     1.2.2 INDEPENDENT CONTRACTOR/LESSOR/LESSEE. PathNet's relationship to Texaco is, at various times, that of an independent contractor and lessee. As an independent contractor, PathNet, among other services, will perform analytical pre-design and design services and be responsible for the installation and testing of the replacement microwave radio system, as well as any upgrades to that system. In the role of Lessee, PathNet will be leasing the space at the Facilities from Texaco on which to build and operate a high-capacity, digital microwave system as set forth in Section 2 of this Agreement. The relationship of PathNet to Texaco is that of an independent contractor and lessee, and does not represent a partnership or joint venture with Texaco or any other relationship. PathNet will have exclusive marketing rights for any and all capacity created on the proposed microwave system in excess of the capacity allocated to Texaco under this Agreement.

1.3  PROJECT RESPONSIBILITIES

     1.3.1 GOALS AND PROJECT ASPECTS. PathNet shall analyze the existing Facilities, design and install a replacement digital microwave network which will enable Texaco to operate its existing analog microwave network until such time as Texaco transfers its circuits to the digital network. Texaco and PathNet will develop a detailed cutover plan to be set forth in SCHEDULE F -- PROJECT MANAGEMENT PLAN AND PRELIMINARY SCHEDULES, to this Agreement, attached hereto, to be approved by PathNet and Texaco. PathNet shall actively create at Texaco's Facilities a 6 GHz/30 MHz digital microwave telecommunications system. The system will be configured initially in a 1 x 1 protection format. The system may be expanded during the term, pursuant to the provisions of PARAGRAPHS 1.3.7 and 2.1.2 of this Agreement, by adding and/or replacing the radio components (hereinafter referred to as the "Capacity Expansion").

     1.1.2 EXISTING SYSTEM EVALUATION. PathNet will complete a detailed analysis of the existing analog microwave system operated by Texaco on the Segment. The analysis shall include:

     a. an inventory and survey of Texaco's existing microwave sites and supporting Facilities;

     b. microwave path studies and reliability analysis to provide performance data to serve as the engineering basis for the design of a replacement system;

     c.   a frequency availability model;

     d. a determination of whether structural analysis of towers and loading factors, for metal towers only, is required;

     e. a business case model for the deployment of each high-capacity, digital system;

     f.   a design for the new system;

     g.   a detailed line item budget for the new system;

     h.   a T-1 plan for channelization; and


     i. a preliminary construction management schedule for each replacement system.

     In performing these tasks, PathNet will require the cooperation of Texaco. PathNet will complete a detailed system evaluation and survey of the existing analog microwave system operated by Texaco along the Segment attached hereto, based on information and documents provided by Texaco. The results of this analysis will be made available to PathNet and Texaco jointly.

     1.3.3 SYSTEM DESIGN. PathNet has in conjunction with Texaco specified a system design that will result in a comprehensive 6 GHz/30 MHz digital system meeting capacity requirements as well as geographic requirements for points of transmission on a segment by segment basis. This digital system will have Drop and Insert capabilities as defined in SCHEDULE D -- T-1 CHANNEL PLAN, and SCHEDULE G -- MULTIPLEXING CONCEPT, attached hereto. Completion of the system design shall follow execution of this Agreement. Texaco shall approve all aspects of system design and such approval(s) shall be reflected in writing.

     1.3.4 SYSTEM INTEGRATION. PathNet will provide for the integration of the resulting 6 GHz/30 MHz digital telecommunications system into the total PathNet telecommunications network with prior coordination with Texaco.

     1.3.5 CAPACITY. The system to be installed by PathNet shall have the initial capacity of 6 DS-3 and two DS-1 Wayside Channels, or approximately 4,080 DS-0's, of which 2,040 DS-0's shall be available for service and the remaining 2,040 DS-0's will be utilized for protection. This capacity shall be delivered in DS-1 increments with appropriate Drop and Insert characteristics as defined under the T-1 channelization plan which has been prepared as part of PathNet's initial evaluation of Texaco's system, and is appended hereto as Schedule D. Texaco has the ability to move, add or change, its capacity as required along the network provided sufficient circuit Drop and Insert capacity exists at each Facility. There will be no fee for Texaco's reconfiguration of its network to meet its changing capacity requirements. The capacity created by PathNet at the Facilities by the 6 GHz/30 MHz digital microwave system will be relicensed in a form capable of being marketed under Part 21/101 of the FCC regulations. This Excess Capacity then will be aggregated into PathNet's network, which is expected to have enhanced value.

     1.3.6 MAINTENANCE FOR SYSTEMS. Texaco shall be responsible for the maintenance of the 6 GHz/30 MHz system pursuant to the terms of a separate written agreement to be entered into by the parties. The separate maintenance agreement shall provide for ongoing maintenance of PathNet's microwave facilities for a period of up to twenty-five (25) years. Upon execution of the Maintenance Agreement, Texaco and PathNet will be required to perform routine site maintenance on the System, in accordance with the list of routine maintenance items set forth on SCHEDULE T -- ROUTINE SITE MAINTENANCE REQUIREMENTS, attached hereto, consistent with their respective ownership interests, as set forth on Schedule E. Texaco's approval shall be required in advance of any routine maintenance procedures performed by PathNet at the Facilities, and shall not be unreasonably withheld.

     1.3.7 INCREASES IN CAPACITY. PathNet has the authority to periodically increase the capacity beyond the Initial System. However, each increase in capacity must meet the upgrade threshold in PARA 2.1.2. PathNet will fund these increases, which will occur in OC-3 increments. PathNet will own all licenses and equipment associated with the increases in capacity. If it is technically possible to increase the capacity beyond the 1 x 7 system specifications, PathNet shall have the right to do so, provided the increase in capacity does not: (1) impair system performance by the reduction in system gain, (2) increase the utilization of power, (3) increase space requirements, (4) increase tower loading beyond those specifications which are established in the initial design, or (5) result in a material reduction in Texaco's system performance. PathNet agrees to provide Texaco with reasonable notice of its intent to increase the spectral efficiency at its Facilities. PathNet shall have the right to install additional microwave dishes or devices on towers, as approved by Texaco. In the event that additional antennas will exceed tower wind loading requirements, PathNet shall pay for any tower analysis and strengthening that might be required before such antennas and/or other devices are installed.

     1.3.8 TEXACO'S CAPITAL INVESTMENT. As an inducement to PathNet to enter into a lease arrangement for space at the Facilities, Texaco agrees to invest capital necessary to upgrade the Facilities to make them suitable for the installation of PathNet's leasehold improvements. The Facilities' upgrades are
presently estimated to cost approximately            [***]
      . This capital to be invested by Texaco shall pay for leasehold improvements including pressurizing equipment, tower strengthening, battery plants, equipment shelters, shelter freight costs and miscellaneous site work to prepare the Facilities for
installation of PathNet's radio equipment.   A description of Texaco's proposed
upgrades and an estimate of its costs are set forth in detail on SCHEDULE C -- VALUATION SCHEDULE OF CAPITAL INVESTMENT TO BE MADE BY TEXACO, attached hereto. Any capital spent by Texaco for Facility improvements shall be disbursed directly to vendors of Texaco's choice, provided that the equipment meets the System specifications and design documentation necessary to prepare the Facilities for PathNet's leasehold improvements, as set forth on Schedule E, attached hereto. PathNet will provide the system design documentation to Texaco and/or maintenance contractor at Commissioning. If additional capital investment is required by Texaco for the above-described equipment and services because of unforeseen, pre-existing Facility conditions unknown to PathNet or Texaco, Texaco shall be required to increase its capital investment to meet the demands of the Facility upgrades and preparation for the installation of the digital microwave system, but Texaco's costs for these assets or services to accommodate installation of the high-capacity digital equipment [***]
            as set forth on Schedule C, attached hereto.  The [***]
difference between     [***]  and the Texaco Budgeted Funds shall be known as
the "Texaco Contingency Funds."

     1.3.9 TEXACO'S PROJECT MANAGEMENT RESPONSIBILITIES. Texaco shall serve as project manager for the required improved infrastructure associated with the Initial Build-Out, including installation of battery plants, towers, pressurizing equipment and other equipment and property which it will provide. In order to be certain the Facilities will be suitable for PathNet's leasehold improvements, Texaco shall schedule all work to be performed in connection with the Initial Build-Out, subject to the written approval of PathNet, which shall not be unreasonably withheld. All contractors shall be hired by Texaco for the Initial Build-Out, and all equipment approved for purchase by both PathNet and Texaco shall be ordered by Texaco. Copies of all purchase orders issued by Texaco or PathNet shall be transmitted to PathNet within five (5) business days of issuance.

     1.3.10 PATHNET'S CAPITAL INVESTMENT. PathNet shall commit the capital required to install its leasehold improvements at the Facilities and to complete the System in accordance with Texaco's approval of the initial design criteria. However, PathNet shall not be responsible for capital investments required for the Facilities' preparation or upgrading, as set forth in Schedule B, attached hereto, (i.e., the building of roads, modifications of towers or construction of
sheds) unless the costs exceed Texaco's capital investment of    [***]    as set
forth in Schedule C. PathNet shall be responsible for paying for leasehold Facility improvements along Segment spurs which PathNet wishes to build-out for its own network purposes and for any such sites which are separately identified in SCHEDULE S -- NETWORK INTERCONNECTIONS SCHEDULE, attached hereto.

     1.3.11 COSTS OF COMPLIANCE WITH LAWS. Any upgrades required to conform to local building code provisions and any site costs (including fees) incurred in connection with compliance with regulatory laws, particularly those related to health and safety, will be borne solely by Texaco. Texaco shall register and pay F.C.C. registration fees for the Facilities. If a cost differential shall exist between the site fees Texaco incurs because of PathNet's status as a common carrier and the site fees Texaco would have incurred as a private microwave licensee operating its own microwave system along those same paths, PathNet shall pay such differential. PathNet shall be responsible for payment of all existing and future regulatory fees, fees for telecom relay services, pay telephone assessments, access surcharges, universal service changes, and fees incurred in the event of unusual occurrences and site registration fees.

     1.3.12 ENCUMBERING EQUIPMENT AND REVENUES. PathNet shall have the right to encumber the equipment acquired to create Capacity Expansion and PathNet's portion of the revenues to be received pursuant to the terms of this Agreement. PathNet shall have no right to encumber the equipment for the Initial System. However, any revenues PathNet may be due from the marketing of channels created by the 1 x 1 Initial System may be encumbered by PathNet. This Agreement and the rights contained herein may serve as collateral for vendors or others who may provide financing for the equipment of services PathNet shall provide during the System Build-Out Period. In addition, for financing purposes, PathNet may encumber and use its portion of the revenues that may be due under the terms of this Agreement to cross-collateralize the financing of other build-outs of systems that will be linked to PathNet's network. Any encumbrances placed on equipment are subject to the review and approval by Texaco, and such approval shall not be unreasonably withheld. However, any security interest given in the equipment used for creation of the Initial System shall reflect that the lienholder is prohibited from removing the equipment from, or disabling, modifying or adjusting the equipment at the Facilities. In addition, all encumbrances or security agreements shall reflect that, in the event of default by PathNet, lienholder's only remedy to recover monies is to proceed against PathNet's portion of revenues which it may receive and to bring in the services of a third party to manage and administer the marketable Excess Capacity. PathNet shall include in its financing agreements a provision that would grant to Texaco a right of first refusal to purchase the equipment in the event of PathNet's default under such Financing Agreements.

     1.3.13 INFORMATION AND SERVICES. To enable PathNet to make the leasehold improvements at the Facilities, Texaco shall provide to PathNet, in a timely manner, relevant existing tower drawings and specifications, inventory lists, and other documents regarding its relevant paths, equipment, and Facility conditions within thirty (30) days of execution of this Agreement. Texaco will provide to PathNet evidence of ownership of the affected sites. For those sites which Texaco leases from others, Texaco will provide PathNet with copies of such leases. Pursuant to the terms of this Agreement, PathNet shall provide and pay for radio terminals, space diversity repeaters, network management systems, antennas, replacement feedhorns, waveguide, muxing from the DS-3 to DS-1 level, installation and performance testing, path installation, spare radios, training and such miscellaneous items required in support of providing the above-listed equipment and services. Texaco (from the Texaco Budgeted Funds and, if necessary, from the Texaco Contingency Funds) shall provide and pay for shelter pressurizing equipment, shelters, shelter freight costs, structural tower analyses, tower strengthening, tower replacement, miscellaneous site work and battery plants, pursuant to the terms of this Agreement. Costs for the equipment and services in excess of Texaco's Budgeted and Contingency Funds shall be borne by PathNet.

     1.3.14 STRUCTURAL AND ENVIRONMENTAL TESTS, SURVEYS AND REPORTS. Texaco shall provide PathNet with all existing current tower drawings and specifications, if they are in Texaco's possession, custody or control. These drawings shall include structural details, civil conditions, foundation drawings, bonding and grounding plans, inventory of all equipment located on the tower structure, all cabling and feedline locations and placement of all auxiliary structures within the Facilities. Texaco agrees to provide any and all of the following documentary information, if such information exists, and is required to be completed by statute or, if necessary, for completion of the project:

          a.reports, surveys, drawings and tests concerning the conditions and microwave facilities at the Facility, and conformity of the existing system and Facility conditions with federal, state and local law; and,

          b.structural, mechanical, electrical inspections and reports which have been required by law;

          c.such additional documents which may include consultant reports that contain descriptions of existing equipment and determinations of capabilities, interference, evaluations of hazardous materials, tower conditions, including necessary operations for anticipating existing conditions and appropriate professional recommendations, when such information is reasonably related to the scope of the Project and is requested by PathNet.

     1.3.15 PHYSICAL STRUCTURES. Pursuant to the terms of this Agreement, Texaco is to provide the appropriate physical structures necessary for PathNet to deploy a high-capacity, digital microwave network capable of, at minimum, 16,700 DS-0's along the Segment. This infrastructure shall include real estate, towers, shelters, power systems and miscellaneous items essential to support the proposed system as further defined in SCHEDULE E -- OWNERSHIP OF RADIOS, SHELTERS, SYSTEM COMPONENTS AND RELATED EQUIPMENT, attached hereto.

     1.3.16 TEXACO'S DESIGNATED REPRESENTATIVE Texaco's Designated Representative. Texaco shall designate in writing a representative who shall have express authority to bind Texaco with respect to all matters requiring Texaco's approval or authorization in connection with this Agreement. This representative shall have the authority to make decisions on behalf of Texaco concerning estimates and schedules, engineering capabilities, construction concerns, and changes in the work, and shall render such decisions promptly and furnish information expeditiously so as to avoid unreasonable delay in the services or work of PathNet and/or its subcontractors.

     1.3.17 TEXACO'S RESPONSIBILITIES - FACILITY USE AND CONDITIONS Texaco's Responsibilities - Facility Use and Conditions. Texaco hereby warrants and represents to PathNet that the PathNet program goals as further identified and set forth in PARA 1.2.1 of this Agreement are consistent with Texaco's use of all owned or leased Facilities. PathNet will be provided access to all sites set forth on Schedule B. Texaco, in conjunction with PathNet, will determine which, if any, Facilities require structural analysis for the placement of new antenna systems. For those structures identified as requiring such analysis, Texaco, working closely with PathNet, will engage and pay for a structural engineer licensed in the state in which the affected tower resides. Texaco shall pay for the structural analysis from the Texaco Budgeted Funds. The results of these analyses will be made available to PathNet.

     1.3.18    PATHNET'S RESPONSIBILITIES - FACILITY CONDITIONS

     PathNet's Responsibilities - Facility Conditions. PathNet will analyze the data provided by Texaco and construct a preliminary electronic inventory of the existing Facility conditions at the time of execution of this Agreement. PathNet will provide the requirements and specifications for the proposed digital microwave systems site requirements at each Facility. PathNet will inspect each Facility which does not have sufficient information provided by Texaco to complete this analysis. PathNet will provide Texaco with detailed antenna system requirements, which will include appropriate antenna sizes, site elevations and azimuths. PathNet will additionally provide Texaco with the vendor data specifying the wind loading and weight requirements for the proposed antenna systems, as well as any associated feedlines necessary to support the proposed system.

     1.3.19    LEGAL REQUIREMENTS

      Legal Requirements. Texaco shall determine and advise PathNet of any special regulatory or zoning requirements known to it relating specifically to the Initial System in the locality of the Facilities which differ from those generally applicable to microwave facilities.

PathNet shall fulfill such legal requirements, in connection with the services it is to provide under this Agreement.

     1.3.20    MAINTENANCE OF TOWERS AND FACILITIES

     Maintenance of Towers and Facilities. Texaco shall be responsible for providing Facility access towers, tower restoration, equipment access, electricity, compliance with environmental requirements, painting, lighting, payment of real estate taxes, compliance with FAA requirements, maintenance of the Facility's building(s), the power systems and common elements necessary for the continued operation of the telecommunications asset throughout the duration of this Agreement. Texaco shall also be responsible for FCC registration and payment of registration fees related to the Facilities.

     1.3.21    USE OF TEXACO'S TOWERS AND OTHER EQUIPMENT

     Use of Texaco's Towers and Other Equipment. Texaco shall permit PathNet to use its towers, antenna, waveguides and equipment shelters at the Facilities. In order to expand system capacity, if necessary, PathNet shall have the right, at its own expense, to make leasehold improvements to Facilities beyond the Initial System. PathNet's leasehold improvements may be removed at PathNet's expense and option, providing that no structural damage to Texaco's Facility will result from such removal. All proposed modifications or additions to Texaco's towers, waveguides, antennas and equipment shelters set forth on Schedule E, shall be reviewed and approved or disapproved by Texaco within thirty (30) business days of its submission to Texaco, and such approval shall not be unreasonably withheld. In the event Texaco does not grant approval, the parties shall make commercially reasonable efforts to resolve the situation. PathNet shall pay for capacity expansion and shall not pay for Facility improvements, except as provided for in PARA 1.3.10 of this Agreement, or unless agreed to in writing signed by the parties hereto.

     1.3.22 TOWER APPROVALS AND STRUCTURAL CHANGES. Texaco shall fully evaluate the tower structures and, if necessary, provide additional stiffening or strengthening to existing structures. For all towers, Texaco will obtain all necessary local zoning approvals, FCC approvals, site licenses and FAA approvals (except FCC licenses provided for in PARA 3.2) before work related to the project, or any part thereof, is commenced. Any federal, state or local governmental or regulatory fees associated with obtaining such tower approvals shall be paid by Texaco. Modifications to tower structures shall be in full compliance with then current EIA/222F specifications for loading. All costs associated with tower modifications or requirements to support the interconnections to PSTN or the other elements of the PathNet network shall be borne by PathNet. Any costs associated with the interconnection to other parts of Texaco's network, which are not part of PathNet's network, shall be paid for by Texaco. Any deficiencies or notices of violations shall be fully disclosed to PathNet. Any tower or system modifications that affect the tower lighting or tower alarm monitoring are subject to the prior written approval of Texaco and shall be paid for by PathNet.

     1.3.23 PARKING AT THE FACILITIES. If required, Texaco will provide for vehicular parking at each of the affected Facilities at no charge to PathNet or its agents for use during the term of this Agreement. In the event affected Facilities are in urban areas where vehicles are parked in privately operated lots or garages, PathNet shall be responsible for any and all parking charges it or its agents and employees may incur.

     1.1.24 EXITING FACILITIES. Upon leaving Facilities, PathNet, its employees, agents and contractors shall ensure that the Facility is returned to a condition which existed immediately prior to their visit with the exception of any installation, construction, maintenance or other work performed during such visit.

     1.3.25 SECURITY SEARCHES. Any PathNet employee or agent, if required, will be subject to a complete security search prior to entering any Texaco facility where this may be required. PathNet employees or agents will be allowed to bring necessary testing equipment, photographic equipment and both video and audio recording equipment to any Facility where general security requirements permit, subject to the prior written approval of Texaco, which shall not be unreasonably withheld. PathNet will maintain a diary or log of its site visits and a copy of such log will be available to Texaco during normal business hours, provided a minimum of seventy-two (72) hours advance notice is given to PathNet by Texaco.

     1.3.26 USE OF TELECOMMUNICATIONS DEVICES. If necessary, while visiting the Texaco Facilities, PathNet's employees or agents shall be allowed to utilize existing telephone lines, or Order Wire to facilitate their evaluation.

     1.3.27 REAL ESTATE AND OTHER PROPERTY TAXES. For all state and local, real and personal property taxes on equipment installed at Texaco Facilities, as listed on Schedule E, and real estate supporting the operation of digital microwave communications system at those sites, each party shall be responsible for the payment of taxes for property which they separately own, as reflected in Schedule E, attached hereto.

     1.1.28 PATHNET'S OTHER RESPONSIBILITIES. PathNet will design the radio network to be installed and specify the equipment to be used at the Texaco Facilities. The design and specifications are subject to the written approval of Texaco, which shall not be unreasonably withheld. PathNet shall hire any and all subcontractors for the installation of the radio equipment and shall coordinate system cutover and testing with Texaco. PathNet shall stage and schedule delivery of radio, antenna and waveguide equipment and manage the installation and cutover of the initial 1 x 1 communications system on the microwave paths comprising the

Texaco System, as further described in Schedule B, attached hereto. PathNet shall also be responsible for the marketing and sale of Excess Capacity created in accordance with the terms of this Agreement.

                                2.  LEASEHOLD INTEREST

2.1  PREMISES; EQUIPMENT; LOCATION

     2.1.1 LEASE OF FACILITIES. Texaco hereby agrees to lease to PathNet space on Texaco's towers and space in Texaco's equipment buildings at each site for the purpose of housing the equipment for the installation and operation of the PathNet communications equipment set forth on Schedule E, at the Facilities, subject to the terms and conditions set forth in this Agreement. From time to time, Schedule B may be amended to include additional Facilities of Texaco by the preparation of an "Amended Schedule B" to the Agreement, dated and signed by both parties, reflecting additional paths and Facilities and specific location information. The building layout to be used at each leased Facility is to be set forth in the mutually agreed upon design drawings. Texaco grants PathNet, unless PathNet defaults hereunder, the non-exclusive peaceful use, enjoyment and possession of the Facilities during the term, as herein contemplated.

     2.1.2 TERM, RENEWAL AND OPTION PERIODS. The term of the business and leasehold relationship between Texaco and PathNet shall be up to twenty-six (26) years for the Segment. This Agreement will become effective on the date of its execution. The Initial Term includes the Buildout Period and extends for Five
(5) years after the Commissioning of the Initial System. The Build-out Period of up to one year for design and installation shall commence immediately following execution of this Agreement and shall end upon Commissioning. An automatic option accrues to PathNet to extend the Initial Term of this agreement for an additional ten (10) years, if

PathNet sells at least 10% of the Excess Capacity on the Initial System. A second automatic option period of ten (10) years accrues with the sale of at least 20% of the Excess Capacity on the Segment during the first option period. To exercise either of these options, PathNet must notify Texaco in writing at least 180 days prior to the end of the preceding term. Upon expiration of the Initial Term and any optional terms PathNet has exercised, the term of the Agreement shall continue year to year, cancelable by either party upon ninety
(90) days' written notice to the other party. If either PathNet or Texaco elects to not extend the Agreement after expiration of the Initial Term, or any option period, PathNet shall sell the Initial System to Texaco for the total sum of $1.00 and PathNet shall promptly file whatever forms may be necessary to facilitate the transfer of the license for the initial 1 x 1 system from PathNet to Texaco. Upon the expiration of this Agreement, PathNet shall, at Texaco's request, also remove all of its owned equipment within sixty (60) days from Texaco's Facilities. Should PathNet fail to perform such requested removal within a timely manner, Texaco may restore the leased premises to its condition as of the date the System is commissioned, reasonable wear and tear and damage from the elements excepted, and PathNet shall promptly pay Texaco all costs reasonably incurred for such removal.

     2.1.3 ANTENNAS. PathNet shall furnish all antennas and antenna mounting hardware for securing the antennas to the towers. The antennas will be installed on the towers by PathNet and PathNet has the right to install the antennas with space diversity. PathNet's antennas are to be mounted at positions on Texaco-owned towers to be noted in the agreed-upon system design documents. The antenna positions, loading and frequencies are set forth on Schedule K.

     2.1.4 TRANSMISSION LINES. One (1) transmission line will be connected to each antenna initially. All line(s) will be anchored firmly to the tower in accordance with the manufacturer's recommendation and as directed by Texaco. If the System is expanded beyond the 1 x 1 Initial

System, PathNet may elect to install a second transmission feed line. PathNet shall furnish all transmission line(s), connectors and mounting hardware for securing and grounding to the towers. PathNet, or its contractor, shall install the transmission line(s) on the tower and route said transmission line(s) to its equipment rack in Texaco's buildings, connecting both ends of the transmission line(s). PathNet shall interface the transmission line(s) to its radio equipment.

     2.1.5 EQUIPMENT BUILDINGS. PathNet shall place its equipment inside the Texaco buildings. Texaco shall allow PathNet access to PathNet's equipment inside buildings at the Facilities, provided that Texaco shall have the right to escort PathNet personnel. PathNet shall firmly anchor its equipment racks to the floor, using a method and location mutually agreed upon by PathNet and Texaco.

2.2  WARRANTIES REGARDING THE LEASEHOLD INTEREST

     2.2.1 TEXACO'S AUTHORITY TO LEASE. Texaco represents and warrants that it: (i) solely owns (or controls by lease or easement) the Facilities, set forth in Schedule B, unencumbered by any liens, restrictions, mortgages, covenants, conditions, easements, agreements, proffers, commitments, agreements of record, or not of record, which would adversely affect Tenant's use and enjoyment of the leased premises under this Agreement; (ii) is duly organized/formed, validly existing and in good standing, and has all rights, power and authority to make this agreement and bind itself thereto through the party set forth as signatory as set forth below; (iii) has not dealt with, nor is any brokerage commission due to any broker in connection with this Agreement; and, (iv) the Property and its uses and operations, the making of this Agreement, and Texaco's performance of this Agreement, to the best of Texaco's knowledge, complies and will comply with all laws and not violate the provision of any agreement or encumbrance of any kind under which Texaco is a party or is bound or which restricts in any way the dispositions or use of the Property.

     2.2.2 PATHNET'S AUTHORITY TO LEASE.'S AUTHORITY TO LEASE PathNet represents and warrants that it (i) is authorized to lease the Facilities set forth in Schedule B, unencumbered by any liens, restrictions, mortgages, covenants, conditions, easements, agreements, proffers, commitments, agreements of record, or not of record, which would adversely affect PathNet's use and enjoyment of the leased premises for the purposes contemplated under this Agreement; (ii) is duly organized/formed, validly existing and in good standing, and has all rights, power and authority to make this Agreement and bind itself thereto through the party set forth as signatory, as set forth below; and,
(iii) has not dealt with, nor is any brokerage commission due to any broker in connection with this Agreement.

2.3  RENT AND OTHER LEASEHOLD PAYMENT RESPONSIBILITIES

     2.3.1 RENT TO TEXACORENT TO TEXACO. PathNet covenants and agrees to pay to Texaco as rent for the use of the Facilities during each year of the
Initial Term, following the Build-out Period, an allocation of      [***]   .
PathNet will provide    [***]   to Texaco with a maximum cross sectional density
of    [***]    with Drop and Insert capability at the DS-1 level, at the
appropriate Facilities, as represented by the agreed upon channel plan set forth in Schedule D for Texaco's own internal use and/or sale. The performance of these DS-1's will meet or exceed the standards set forth in Schedule O.
Commencing in the [***]                     after Commissioning, PathNet shall
pay to Texaco, as additional rent,    [***]    of the revenue resulting
from the sale of the Excess Capacity installed at the Facilities, consistent with the

-------------------------
     (1)  [***]
provisions and terms of Section 2.3.2 of this Agreement. Texaco shall have access on interconnections as set forth on Schedule S, attached hereto, with a maximum cross section density of [***] channels.

     2.3.2 SALE OF EXCESS CAPACITY. PathNet shall market all Excess Capacity created. Texaco shall receive additional rent from PathNet based on PathNet's sales of Excess Capacity according to the following terms:

          a. INITIAL SYSTEM. For the four (4) years following Commissioning of the Initial System, PathNet shall receive and retain all revenue from the sale of Excess Capacity created by the Initial System for the purpose of paying for the Initial System equipment and components. After
the [***]       following Commissioning, PathNet shall begin to receive [***]
of the gross revenue and Texaco shall begin to receive, as additional rent, [***] of the gross revenue on the sale of Excess Capacity created from the Initial System.

          b.   SYSTEM CAPACITY EXPANSION.  For a period of [***]
       immediately following Commissioning of a Capacity Expansion beyond the Initial System, the entire revenue stream shall be dedicated to servicing the incurred debt on the cost of the radio and related equipment associated with such Capacity Expansion. Each Capacity Expansion shall have its own
  [***]     .  Each Capacity Expansion will be assigned an "Expansion" name
(i.e., Expansion 1, Expansion Phase 1...). PathNet will provide Texaco a schedule that will set forth: (1) the amount of capacity to be included in the expansion; (2) specific paths to be expanded; (3) the expansion name (including
each Path that is affected); (4) commissioning date; (5) [***]                 ;
and (6) the date Texaco will begin to receive additional rent from the gross revenues derived from the expansion. Increases in capacity will be paid for solely by PathNet and may come from the additional revenue stream which is generated from the sale of this additional capacity. If payments for radio and related equipment associated with capacity upgrades or to service debt on such equipment are needed, PathNet shall advance and make such payments. The determination to increase telecommunications capacity along any segment of the digital network will be made solely by PathNet. However, the precondition to any increase in capacity is that at least [***] the existing capacity shall have been already sold to PathNet customers for at least one quarterly period. After the
       [***]      , PathNet shall receive  [***] of the revenues produced by the Capacity Expansion and Texaco shall receive, as additional rent, [***] such gross revenues. For PathNet's sale of Excess Capacity, as set forth on SCHEDULE J -- EXCESS TELECOMMUNICATIONS CAPACITY SOLD AND PAID FOR, attached hereto, which includes facilities controlled by several participants, the revenue to be received by Texaco will be based upon the ratio of the number of miles Texaco's network contributes to the Marketable Route, times the price per circuit mile on
the Marketable Route,          [***]         .

     2.3.3 OPTION TO PURCHASE ADDITIONAL CAPACITY. Texaco may purchase additional capacity from PathNet at a 25% discount to the prevailing lowest rates as sold to IXC's at the time by PathNet. Texaco shall have the right to purchase up to 20% of the Excess Capacity available at any time. This specifically includes the option to purchase, as part of this capacity, any wayside channels resulting from the addition of radios to create Capacity Expansion. Texaco may only purchase capacity for its own use in connection with its core business needs and not for purposes of resale.

     2.3.4 TEXACO'S LABOR TO PERFORM SERVICES. PathNet agrees to compensate Texaco for special services provided by Texaco's employees at the hourly rate of $60.00 for regular working hours on a business day; $80.00 for a non-business day; and $100.00 for a Texaco holiday. This requirement to use and pay for Texaco's services (at the indicated rates) shall apply to the removal of PathNet's equipment or antennas, should PathNet fail to remove them in accordance with the terms of this Agreement, and to any other special services agreed upon by the parties and confirmed in writing by PathNet before such costs are incurred. Alternatively, Texaco may elect for PathNet to engage and pay for the services of an independent, third-party contractor, to be selected by PathNet and approved by Texaco, to remove such equipment or perform other special services. PathNet agrees to reimburse Texaco for any consequential expenditures, for the benefit of PathNet for the services described above, at Texaco's cost, plus twenty percent (20%) to cover administrative handling. PathNet may elect for Texaco to engage and pay for the services of an independent, third-party contractor, to be selected by Texaco and approved by PathNet, to remove such equipment. In addition, PathNet agrees to separately compensate Texaco for maintenance services to be provided by Texaco's employees, pursuant to the terms of a separate maintenance services agreement that will be executed by the parties.

2.4  INSTALLATION AND OPERATION

     2.4.1 INSTALLATION AND LOCATION. PathNet shall install, operate, repair and remove its radio equipment in accordance with the terms of the Agreement as defined in Schedule B. PathNet or PathNet's contractor shall install PathNet's electronic equipment in PathNet's equipment racks at the Facilities. PathNet shall not at any time change the location of the equipment racks or of the antennas on Texaco's microwave tower or install additional equipment without the written permission of Texaco. PathNet shall not make any changes in the use of its equipment without written permission of Texaco, which permission shall not be unreasonably withheld. PathNet may make changes which increase tower loading at its sole cost.

2.5  INTERFERENCE

     2.5.1 DETERMINATION OF INTERFERENCE. For purposes of this Agreement, interference will be deemed to exist if there is a measurable material impairment in the quality of the frequency or signals received and/or transmitted which results in harmful interference, as defined by the Federal Communications Commission.

     2.5.2 INTERFERENCE ASSUMPTIONS. At all times during the term of this Agreement and any extension thereof, PathNet and Texaco agree to use equipment that is FCC type accepted, FCC licensed or approved, installed, operated and maintained in accordance with FCC and Vendor specifications. Interference problems due to improper installation, design and/or maintenance shall not be sufficient cause for termination of this Agreement. PathNet shall provide assistance to Texaco while trying to isolate and eliminate interference problems which involve equipment owned and/or operated by a tenant of Texaco. PathNet agrees to make no changes in or to its equipment or frequency without the prior approval of Texaco, which approval will not be withheld or delayed, so long as such changes do not cause interference to a then present Texaco tenant on the Facilities.

     2.5.3 EXISTING TENANT INTERFERENCE COORDINATION. Before entering into this Agreement, PathNet and Texaco have performed a preliminary frequency analysis to determine if any obvious harmful interference would result from Texaco's present tenants and the deployment of the System along the Segment. Texaco has provided PathNet with an existing frequency inventory for each Facility. After the Agreement has been approved, a more detailed frequency analysis will be completed as a part of the formal design process. Design approval by Texaco and PathNet will imply that the design calculations reveal no obvious interference between existing tenants and planned Facility modifications.

     2.5.4 NEW TENANT INTERFERENCE COORDINATION. During the term of this Agreement, Texaco shall not license or permit other persons or entities to use its Facilities if PathNet's then-in-use signal or frequency or physical location of equipment would cause interference with such new tenant. Texaco and PathNet agree that PathNet's signal has a paramount priority with respect to any other communications signals or facilities installed on the leased premises subsequent to Texaco's cutover. Texaco further agrees that during the term of this Agreement, it will not license or permit other persons or entities to use its communications facilities on the Premises if such persons or entities will cause interference with PathNet's then-in-use frequency or signal, or with equipment or antennas. Texaco, upon receiving notice from PathNet of such interference, shall take all steps necessary to correct and eliminate such interference, including, without limitation, enforcing provisions in any license or other agreement between Texaco and the persons or entities causing such interference, pursuant to which Texaco may compel such persons or entities to cease operation, modify their equipment and/or antennas, or remove their equipment and/or antennas from any facilities or towers owned by Texaco. If PathNet or Texaco breach their obligations under this Section 2.5, the party receiving notice of such breach from the other will take all steps necessary to correct and eliminate such interference. If such interference cannot be eliminated within a reasonable length of time, but not to exceed thirty (30) days after notice thereof, Texaco or PathNet, as the case may be, shall cause the interference to cease, except for brief tests necessary for the elimination of the interference. Texaco acknowledges that: (i) PathNet will operate under a federal license,
(ii) continuing interference with PathNet's operation may cause irreparable harm to PathNet, (iii) the prompt cessation of interference is material to PathNet's leasehold interest, and (iv) therefore, PathNet shall have, as one of its rights, the power to enjoin such interference, as reflected in SCHEDULE L-- DISPUTE RESOLUTION/ARBITRATION PROVISIONS.

2.6  OTHER PROVISIONS

     2.6.1 SUBLETTING. PathNet shall not sublet the Premises, in whole or in part, without the written consent of Texaco. However, PathNet shall have the right to transfer and assign its rights under this Agreement to a successor or assign, pursuant to Section 5.1.4 of this Agreement.

     2.6.2 SURRENDER. Upon the expiration or termination of the Agreement or abandonment of the Premises by PathNet, PathNet shall peacefully and quietly surrender occupation of the Premises to Texaco, or Texaco's successors and assigns, without Texaco giving any notice to quit or demand for possession. PathNet's non-use of the Premises, for the purposes described in this Agreement, continuing for one (1) year shall be sufficient and conclusive evidence of such abandonment, unless PathNet shall have notified Texaco in writing of its reasons
for such non-use, and shall continue to provide the     [***]     to Texaco.

     2.6.3 SITE EXCAVATION. PathNet, its employees, agents and contractors shall perform no site excavation at the Facilities without the prior written approval of Texaco. PathNet shall have the right to conduct soil borings upon notification to and approval by Texaco. All Texaco approvals of site excavation requests shall not be unreasonably delayed or withheld.

     2.6.4 SUBORDINATION. PathNet agrees to subordinate its rights under this Agreement to all deeds of trust, deeds to secure debts, mortgages and other security instruments (a "Mortgage") now or hereafter encumbering all or any portion of the real property described on Schedule B to this Agreement (as such schedule may be amended by PathNet and Texaco from time to time), and to any increases, renewals, modifications, consolidations, replacements and extensions thereof, provided that PathNet has received a commercially reasonable subordination, non-disturbance and attornment agreement from the party(ies) secured by such Mortgage(s). Any subordination shall not impair, jeopardize or disturb PathNet's ability to operate its network or operate as a common carrier at the Facilities.

     2.6.5 HAZARDOUS MATERIALS. The parties agree to follow the Hazardous Materials policy provisions set forth on SCHEDULE M -- HAZARDOUS MATERIALS PROVISIONS, attached hereto.

     2.6.6 ACCESS TO FACILITIES. Access to the Facilities for installation, evaluation and testing of the replacement telecommunications system shall not be unreasonably withheld from PathNet or its agents. Any employee, agent or contractor of PathNet who is granted access to Texaco Facilities shall provide proof of insurance to Texaco sufficient to satisfy its minimum corporate requirements, but not to be less than $5 million in general liability coverage, as set forth more completely in SCHEDULE N -- INSURANCE, attached hereto. If Texaco requires any security clearances, safety training or drug testing for any non-Texaco personnel, PathNet will require that its employees, agents or contractors apply to Texaco for such necessary clearances, obtain the required safety training and submit to the required drug testing. If required, Facility visits will be escorted by Texaco. PathNet shall not be responsible for payment of any costs to Texaco associated with Facility visits required during the installation, design and cutover period, or for regularly scheduled visits thereafter. In the event of any special services or emergency visits when Texaco is required to deploy personnel to a Facility, Texaco shall invoice PathNet and PathNet shall pay the costs of such services at the rates set forth in Section 2.3.3 of this Agreement. Texaco shall maintain access to all Facilities in a reasonable manner in accordance with regulations in their local jurisdictions.

                  3.  DESIGN, INSTALLATION, ACCEPTANCE AND OWNERSHIP

3.1  DESIGN, INSTALLATION AND CUTOVER

     3.1.1     PATHNET'S DESIGN OBLIGATIONSPathNet's Design Obligations.
PathNet shall design the high-capacity, 6 GHz/30 MHz system in a manner that will allow the unimpaired, continuous operation of Texaco's low-capacity, 6 GHz/10 MHz system until cutover of all operational circuits and testing of the System has occurred. After cutover, the System operation standards shall be controlled by the Minimum Network Performance Standards as set forth in SCHEDULE O -- MINIMUM NETWORK PERFORMANCE STANDARDS, attached hereto and made a part of this Agreement. PathNet shall, in installing the System, utilize towers, antennas, waveguides, and the system components of the existing system wherever possible. PathNet shall submit all systems and site designs to Texaco for its review, analysis and approval, which shall not be unreasonably withheld, and which approval (or disapproval) shall be rendered within (30) thirty days of submission. Any design modifications shall be discussed and agreed upon in writing by both Texaco's and PathNet's engineers.

     3.1.2 RADIO SYSTEM. The active radio components of the System will be digital. The specified System will be approved by Texaco and will be engineered to availability specifications set forth in Schedule O. The System will comply with the performance criteria set forth in Schedule O. The typical engineering availability criteria which will be established for the Initial System and the Capacity Expansion will be for a digital microwave Segment (defined in Schedule
B) which has less than two (2) minutes per annum of outage time, coupled with a continuous bit error rate not to exceed 10-13.

     3.1.3 ANTENNASANTENNAS. In any selected frequency range, PathNet shall ensure that all newly installed antenna reflectors will conform to Category A standards as defined by the FCC and the antennas must meet the specifications issued on any prior coordination notices (PCN).

     3.1.4 WAVEGUIDE. Any waveguide specified for transmission line shall be of a premium grade ensuring minimum transmission loss and Andrew part EWP-63 or equivalent.

     3.1.5 D.C. POWER REQUIREMENTS. PathNet shall ensure that the active radio components: (a) will operate in accordance with the manufacturer specifications set forth in Schedule D, attached hereto; and (b) will be powered by an uninterruptable power supply operating at 48 volts DC, with at least eight hours of back-up capability. Texaco shall also ensure that the equipment shelters are environmentally controlled to mutually agreed upon standards.

     3.1.6 DIAGNOSTIC CIRCUITDIAGNOSTIC CIRCUIT. PathNet shall equip each Facility with a single telephone line for System diagnostic purposes. PathNet shall carry this circuit, order wire, or DS-0, as part of the System payload, and it will be PathNet's responsibility to provide this circuit from the circuits set aside for PathNet or through the order wire. PathNet shall have the right to install additional order wires at the Facilities.

     3.1.7 GROUNDING AND STANDARDS. Texaco shall be responsible for the costs of delivering the Facilities in compliance with grounding and bonding standards. The System and all associated electrical components will be grounded and bonded to current IEEE standards, and shall be approved in writing by PathNet, which approvals shall not be unreasonably withheld.

     3.1.8 MULTIPLEXING FROM OC-3 TO DS-1 LEVEL. PathNet shall provide, at its cost, the multiplexing of the OC-3 to the DS-1 level at each affected Facility using OC-3 multiplexing, according to the design specifications set forth in Schedules D and G. PathNet shall have the right to use Wayside Channels that are not set forth in Schedules D and G, attached hereto, that result from Capacity Expansion. PathNet's use of the Wayside Channels that are part of the Initial System must be coordinated with and approved by Texaco.

     3.1.9 MULTIPLEXING FROM DS-1 TO DS-0 LEVEL. The multiplexing of the DS-1 to the DS-0 level at each affected Facility will be Texaco's sole responsibility. Texaco and PathNet shall jointly determine how Texaco's needs will be met, as set forth in Schedules D and G, attached hereto.

     3.1.10 AC ELECTRICAL POWER. With Texaco Budgeted Funds, Texaco shall provide AC electrical power consistent with local requirements and the usage at each of the affected Facilities. If power currently exists at the Facilities but is inadequate to handle the Expanded Capacity, the cost of such power enhancements will be borne by Texaco, which shall make payment to the appropriate utility companies.

     3.1.11 MINIMUM SYSTEM DESIGN REQUIREMENTS. PathNet shall ensure that the proposed System, upon completion, will meet the then current FCC requirements of spectrum efficiency outlined in the FCC regulations, 47 C.F.R.
Section 21.122. The System will be comprised of, at a minimum, 3 DS-3 capability and will have a 1 x n protection switch allowing for upward migration to a minimum of 1 x 7 protection, unless Texaco approves in writing of expansion to a 1 x 15 protection level, utilizing additional spectrum or the use of crossband filters.

     3.1.12 SONET RADIOSONET RADIO. The digital microwave radios will operate under a SONET format.

     3.1.13 PRIOR COORDINATION NOTICES. PathNet will monitor and protest any proposed PCN which may affect the System by interference, either real or potential. PathNet will issue any PCN's required or necessary for the construction of the 1 x 1 Initial System or the Capacity Expansion.

     3.1.14 DESIGN DOCUMENTATION. PathNet will propose specific equipment for each component of the System at each Facility, as well as for the services involved in System implementation. This proposal will be fully set forth in writing prior to the parties' design approval or disapproval. PathNet shall transmit to Texaco the approval specifications for all proposed equipment and any related FCC-type compliance certificates or waivers.

     3.1.15 COMPLIANCE WITH GOVERNMENT REQUIREMENTS. If FCC requirements change between the design and final construction of the Initial System at the Facilities, PathNet will be solely responsible for such costs of compliance. PathNet will also install the System in full compliance with any state and local regulations in effect at the time of installation which will affect the given service areas.

     3.1.16 FACTORY ACCEPTANCE TESTING. Equipment shall be assembled in system configuration for factory acceptance testing. Rack, simulated Path, Switch Section placement and testing shall be performed to verify that the equipment exceeds the published manufacturer's specification. PathNet shall provide the manufacturer's published testing procedures to Texaco at least two
(2) weeks before the scheduled factory acceptance testing is to occur. Texaco shall have the right to review these testing procedures and request procedural modifications if the procedures deviate from industry standards. The results of the factory acceptance tests shall be provided to Texaco.

     3.1.17 PRE-COMMISSIONING. PathNet shall install an Initial System in such a way that it can be operated and tested without interfering with Texaco's existing system performance. PathNet shall have all equipment in place to allow for a cutover by Texaco of its existing channels. Texaco and PathNet shall mutually agree upon a pre-commission plan and approve it in writing. This System is deemed Pre-Commissioned when fully operational.

     3.1.18 FACILITY ACCEPTANCE TESTING. After the equipment is delivered and installed at the Facilities, retesting of Rack and Path and testing shall be performed to verify proper operation of the equipment. Texaco and PathNet each shall have the right to observe all site acceptance tests. The procedures to be utilized in these tests are to be mutually agreed upon between PathNet and Texaco. The results of the site acceptance tests shall be provided to PathNet and Texaco. PathNet shall select the contractor that will perform all site acceptance testing. All site acceptance tests shall be conducted in compliance with manufacturers' specifications listed in Schedule O, attached hereto.

     3.1.19 CUTOVER. A cutover coordination plan will be developed as part of the joint design and approval process. At the time of design stage approval, PathNet shall provide a detailed cutover schedule to Texaco. Testing shall occur in a manner and on dates acceptable to Texaco. Texaco shall participate in and manage the cutover process for its allocated channels. PathNet shall allow Texaco a ninety (90) day cutover period during which both the existing analog and new digital systems will be fully functional. The channel cutover period shall end either ninety (90) days after it is commenced or upon written notice from Texaco, whichever may occur first.

     3.1.20 COMMISSIONING, INSTALLATION AND COMPLETION. Following the channel cutover period, PathNet shall modify the System into its final operational configuration. The completion of the installation shall be marked by the satisfactory completion of the necessary performance tests, which shall be paid for by PathNet. Satisfactory testing and evaluation of the System shall occur immediately following the completion of cutover. Upon completion of the performance testing by an independent third-party in accordance with the performance testing specifications set forth in Schedule O, the installation shall be complete. After successful completion of these tests, PathNet and Texaco will declare in writing that the Initial System has been Commissioned. This same process shall be used for each Capacity Expansion.

3.2  FCC LICENSING FCC LICENSING

     3.2.1 COMMON CARRIER LICENSE FILING. PathNet shall be the operator of all System licenses held in its name. PathNet will be responsible for all filings with regard to common carrier status both at the federal and local levels. PathNet shall maintain any and all licenses issued by the FCC in good standing. The FCC licenses issued in connection with the System shall be issued in the name of PathNet and the licenses and radio equipment shall be owned and operated by PathNet. PathNet shall prepare and submit all necessary frequency coordination, licensing and/or relicensing applications and other related filings on its behalf, as a Part 21 Common Carrier, seeking that it be able to sell its telecommunications capacity created from the System to other common carriers. The System designed and installed by PathNet will meet FCC loading requirements and have capacity which can be resold to common carriers. Copies of all filings with the FCC, including PathNet's licensing as a common carrier, shall be provided to Texaco, and Texaco shall not unreasonably withhold its signature required for such filings. Texaco shall provide assistance to PathNet in supplying any and all available documentation, as may be required by regulating agencies. Any expenses incurred with regard to these filings will be the sole responsibility of PathNet.

     3.2.2 IDENTITY OF LICENSEES. The System will be licensed in the name of the PathNet, under Parts 21 /101 of the FCC Code. Texaco will remain licensed for the operation of the existing 6 GHz/10 MHz system under Part 94 of the FCC Code, until such time as its licenses may be terminated. While the responsibility to complete the licensing forms for filing with the FCC will be PathNet's, upon request and in a timely manner, Texaco shall provide to PathNet all information necessary for the completion of these forms which is not proprietary and is readily available to Texaco.

     3.2.3 FORMS AND FEES. Licensing forms completed by PathNet, like all other licensee applications, will become a matter of public record. Currently, the proposed frequencies to be utilized for creation of microwave facilities have initial application fees, and such fees will be borne by PathNet. However, in the future, the FCC may establish user fees for this spectrum. If common carrier system user fees exceed those of a comparable private microwave system, PathNet and Texaco shall be responsible for sharing payment of such additional fees in the same proportion as the revenue split between PathNet and Texaco.

     3.2.4 DEPRECIATION OF EQUIPMENT. Texaco will have the right to fully depreciate any remaining asset value of the pre-existing equipment as well as for any equipment which it owns. PathNet shall have the right to depreciate the equipment it pays for on the appropriate depreciation schedules in proportion to its respective ownership, as permitted by the United States Internal Revenue Service.

     3.2.5 ACCESS TO LOGS AND REPORTS. Texaco and PathNet shall make available to each other, to its maintenance vendor(s) and/or to the equipment manufacturers of the affected component(s), all compiled reports, logs, registers and diaries prepared during installation, cutover and System operation related to System operation and performance.

     3.2.6 FCC LOADING REQUIREMENTSFCC LOADING REQUIREMENTS. The configuration of the typical microwave replacement path which PathNet will integrate into its network will be in the form of a 1 x n protection scheme.
The mandated FCC loading requirement for spectral efficiency and traffic volume will be the responsibility of PathNet. Any waivers or extensions requested by PathNet of the FCC will be initiated and handled by PathNet or its agents. PathNet will comply with applicable FCC requirements for spectral efficiency and channel loading. PathNet reserves the right to modify the System to a hot standby system ensuring for adequate redundancy while meeting the FCC's criteria for spectral efficiency, if PathNet is unable to secure sufficient telecommunications and is also unable to have the FCC grant a waiver or extension to Texaco. The costs of any such reconfiguration, if necessary, will be borne solely by PathNet. Such a reconfiguration will cause no interruption to the telecommunications service.

3.3  RESPONSIBILITIES DURING SYSTEM CREATION AND INSTALLATION

     3.3.1 REASONABLE EFFORTS AND TIMINGREASONABLE EFFORTS AND TIMING. PathNet shall utilize commercially reasonable efforts to ensure that System creation through final acceptance occurs as expeditiously as possible. It is PathNet's goal that the construction of the System shall occur within eighteen
(18) months of the time all permits and approvals have been secured.

     3.3.2 PROJECT MANAGEMENTPROJECT MANAGEMENT. Project Management shall be the responsibility of Texaco for physical sites and PathNet for the radio installation. Each party shall issue preliminary project schedules to frame construction and start-up expectations in connection with their respective responsibilities. The details of the preliminary schedules and any preliminary project management plan will be agreed upon by PathNet and Texaco before contract signing. A final schedule and project management plan shall be agreed upon by PathNet and Texaco within forty-five (45) days of execution of this Agreement, and shall be attached hereto as Schedule F.

     3.3.3 INSTALLATION REPORTSINSTALLATION REPORTS. After installation has begun and through final acceptance, Texaco and PathNet shall provide to each other a bi-weekly progress report relating to the progress of the construction. This report will be in writing and delivered to PathNet and Texaco the 1st and 15th day of each month until project completion. Each progress report shall include a description of the work performed during the immediately preceding period, and the relationship of the work completed to the entire scope of work necessary for the implementation of the System. This report shall also include any deviations from the proposed schedule of work and an analysis of such deviations with respect to their impact upon the timely deployment of the System.

     3.3.4 COOPERATION DURING INSTALLATION. During installation, Texaco shall continually post at the Facilities any permits or licenses for building or tower work related to the construction. Texaco agrees to not impede construction by denying access to its Facilities or failing to perform other duties or contract requirements. During the period of construction, it may become necessary for PathNet or various vendors to store equipment and materials at the Facilities. Texaco shall assist by storing and staging materials, and it may not impose any fees related to such storage. PathNet shall provide detailed ship and delivery schedules at least two (2) weeks prior to receipt of equipment and materials.

     3.3.5 SECURITY. PathNet and Texaco shall be responsible for security during the construction period. The standards for security shall be those that Texaco regularly employs at its Facilities.

     3.3.6 SITE INSPECTORS AND DELAY. During System installation, PathNet, its employees, agents and vendors, may perform site inspection services at any hour on any day, with reasonable assistance to be provided by Texaco to gain access. If installation becomes disrupted due to labor unrest or strike, PathNet reserves the right to replace its contractor and employees.

     3.3.7 PROOF OF LICENSED CONTRACTORS. During installation, PathNet or Texaco may require, from time to time, proof of licensing and certification of insurance and compliance with federal, state or local health and safety requirements for contractors performing construction related services, as set forth on SCHEDULE N -- INSURANCE, SCHEDULE P -- EQUAL EMPLOYMENT OPPORTUNITY POLICY, SCHEDULE Q -- PATHNET SAFETY MANAGEMENT, and SCHEDULE R -- SUBSTANCE ABUSE POLICY, attached hereto.

          3.3.8 SYSTEM OUTAGES. The parties agree to make their best efforts to avoid unscheduled outages.

3.4  OWNERSHIP OF REPLACEMENT MICROWAVE FACILITIES

     3.4.1 RADIO EQUIPMENT AND OTHER ITEMS. Ownership of radios, shelters, components and related equipment shall be as in accordance with Schedule E, which separately lists the microwave assets of Texaco and PathNet. All the related equipment previously owned and/or paid for by Texaco for use in the System shall be owned by Texaco. All radio equipment and antennas to be purchased and installed by PathNet shall initially be owned by PathNet and later transferred to Texaco, in accordance with the terms of this Agreement. With respect to the System to be installed, PathNet shall pay for and own all newly purchased radio equipment and multiplexing equipment to the DS-1 level, antennas, waveguides and other System components. Once equipment necessary to create and/or increase the System has been installed, this equipment will be titled to and owned by PathNet. For maintenance and ownership purposes, a list of equipment at each Facility in the form set forth in Schedule E, attached hereto, shall be maintained by PathNet and by Texaco, with one copy maintained at the Facility. The Schedule shall be counter-signed by both parties to this Agreement and periodically updated as new equipment is added. PathNet will take title to all upgraded equipment added to the System. All existing common equipment shall remain the property of Texaco. All newly installed common equipment paid for by PathNet, such as waveguides and antennas, initially shall be owned by

PathNet, until such time as the antennas and waveguides are fully depreciated in accordance with generally accepted principles of accounting. Once installed and cutover, the Initial System shall be transferred to Texaco at its election, after a period of five (5) years for a sum not to exceed one dollar.

     3.4.2 CAPACITY AGGREGATION. During the construction of PathNet's network, it will be necessary to aggregate the Excess Capacity of each party into a network. PathNet shall own all equipment necessary for the aggregation and/or integration of Texaco's capacity to (a) PathNet's network comprised of telecommunications Excess Capacity supplied by other participants in the PathNet program, and (b) to the PSTN.

     3.4.3 ADDITIONAL EQUIPMENT INSTALLATION, APPROVAL AND NETWORK LINKING. Any proposed modification and/or installation of additional telecommunications equipment not appearing on Schedule E shall be subject to the prior approval of Texaco, which shall not be unreasonably withheld. The direct and indirect costs of installing any additional equipment shall be borne solely by PathNet.
PathNet shall retain ownership of the linking facilities.

     3.4.4 INTERCONNECTIONS. PathNet may create up to four (4) interconnections per LATA. Two of such interconnections shall be to other segments of the PathNet network created from facilities of other parties. The two additional interconnections shall be to publicly switched telephone networks
(PSTN). At each interconnection Facility, PathNet may place up to two (2) additional antennas at PathNet's cost, but solely for such interconnection purposes. Those interconnections may be by microwave or other media. PathNet's interconnection rights shall not be construed as a grant of rights-of-way to PathNet along any pipeline and PathNet must obtain its own rights-of-way to reach any Facility. PathNet has the right to co-locate the equipment necessary to support such interconnections, pursuant to Schedule E, attached hereto.

If spurs are developed by PathNet, the interconnections at such spurs shall be specified on Schedule S, approved by Texaco, and paid for by PathNet. Conversely, if spurs are to be developed by Texaco at its own costs for its own connectivity purposes, interconnections at such spurs shall be specified on Schedule S, and paid for by Texaco. Coordination with PathNet will be as specified in Section 1.3.9.

     3.4.5 INTERCONNECTION PLACEMENT AND REVENUE. PathNet shall determine the placement of and install connecting facilities from the System to the existing PSTN at locations to be determined by PathNet's potential customers. PathNet will connect the System to existing POP's to be determined by PathNet's potential carrier customers or by PathNet. PathNet or its customers will be responsible for the facilities necessary to connect the designated POP's to the network. The ownership of these other facilities and the revenues they may generate will be the sole property of PathNet or its customers. PathNet will
provide Texaco up to     [***]         at such Facilities without charge to
Texaco and those channels, which include DS-1 level access, will be allowed to pass along PathNet's section of the network. PathNet may transfer its authority to construct additional facilities for links between its system created at the Facilities and POP's to PathNet's customers. Any fees or charges related to the interconnection of the PathNet network or capacity created on the System to the PSTN shall be the sole responsibility of PathNet or its customers. PathNet may charge its customers fees, tariffs or costs for the connection to the PSTN. Texaco shall not be responsible for payments of any fees or costs related to the interconnection to the PSTN.

     3.4.6 SELLING PRICES FOR EXCESS CAPACITY. In establishing its selling price for Excess Capacity, PathNet's goal shall be to maximize revenue on PathNet's entire network, not to maximize revenue merely on a specific microwave segment or path. Accordingly, PathNet reserves the exclusive right to sell Excess Capacity at prices it shall determine appropriate on specific routes for sale to its customers, which prices may be below or above current competitive market pricing. Selling prices proposed as part of this aggregation, if required, will be submitted and filed by PathNet with the appropriate regulatory authority. The price for Excess Capacity that is charged on Texaco's portion of the sold route will be identical to that of other participants who are sharing in the proceeds from the particular sale of a marketable route. Texaco agrees to participate in the path aggregations for which PathNet has determined, in its sole discretion, the per circuit mile selling price. PathNet reserves the right to package the Excess Capacity in sales increments of DS-1's, DS-3's or OC-3's. The price schedule for various capacities that PathNet will charge its IXC customers from the Segment will be fully disclosed to Texaco. PathNet will reserve the right to modify its offerings as far as bandwidth allocation and channelization, if market conditions indicate that different segmentation will result in higher aggregate revenues for Excess Capacity on the PathNet network.

     3.4.7 SALES TO OTHER TEXACO ENTITIES AND END USERS. Texaco may market excess digital telecommunications capacity, from its allocated channels on the Initial System installed by PathNet to other Texaco affiliated companies, divisions, pipelines and operating units and other oil and gas or energy related service companies for their own use. Texaco shall not operate parallel microwave telecommunications facilities to those set forth in Schedule B, attached hereto, for the purpose of selling digital circuits. PathNet shall exclusively market all other capacity to entities unaffiliated with Texaco. Any contact between a prospective PathNet customer and Texaco shall be promptly referred by Texaco to PathNet's marketing department. If Texaco is successful in locating such a new customer for PathNet's portion of the Excess Capacity created at Texaco Facilities, and PathNet concludes a sale to that buyer, Texaco shall
receive       [***]      to be negotiated by PathNet and Texaco, which shall
not exceed        [***]         of the revenue received from the sale of this
capacity, in addition to the other revenues outlined in this Agreement.
PathNet or Texaco may also facilitate the barter of Excess Capacity between parties participating in the PathNet program. In addition, PathNet may facilitate the creation of network loops or rings to enhance network reliability. PathNet will not charge Texaco for providing any such network arrangements. PathNet will not and cannot require any Participant in its program to enter into any barter arrangement for its internally allocated telecommunications capacity. Barter agreements will be entered into only if agreeable to Texaco. PathNet and/or Texaco shall derive no fee from facilitating such barter arrangements.

     3.4.8 INTEGRITY AND SEGREGATION OF CAPACITY. PathNet shall ensure that PathNet's and Texaco's telecommunications capacities shall be segregated from the common carrier traffic that will pass through PathNet's network. PathNet shall provide security for data or voice transmissions via TDMA standard multiplexing and shall maintain Stratum One Clocking via signals provided by the PSTN or shall maintain internal Stratum Three Clocking VIA oscillator standards provided internally by the System or GPS signal. PathNet, at any time, will have the right to perform frame slippage studies on its entire microwave network to ensure data and voice integrity. The data and voice transmissions which PathNet and Texaco will send through the new microwave facilities shall comply with all FCC regulations and will not jeopardize the ability to continue to operate as a Part 21 Common Carrier.

     3.4.9 INTERCONNECTION TO NETWORK. PathNet shall provide the interconnection capacity for the System to various networks no more than twenty-four (24) months after completion of the installation of the System on paths that have marketable value. These interconnections shall be owned and funded by PathNet. PathNet will be responsible for all filings, licenses, fees and taxes related to these interconnections.

     3.4.10 RECOMMENDED EQUIPMENT. Subject to consultation with Texaco and its approval, which shall not be unreasonably withheld, PathNet, at its own cost, or its agents shall be permitted to modify its equipment from time to time as new versions may become available from manufacturers or software providers.

4.   NETWORK MANAGEMENT AND ADMINISTRATION

     4.1  NETWORK MANAGEMENT NETWORK MANAGEMENT

     4.1.1 NETWORK MANAGEMENT RESPONSIBILITIES. PathNet shall have the sole responsibility for performing total network management. PathNet shall provide at its expense, for Texaco's use, a regional network management system. PathNet shall maintain a national network management center. Notwithstanding what network management strategies shall be employed, PathNet shall provide the tools (i.e., remote units and computers) to enable Texaco to collect data and observe its operating network. PathNet shall provide the people and procedures to identify any network or System problems and direct maintenance activities to promptly correct network or System problems. The minimal level of network management acceptable to and provided by PathNet and Texaco, in connection with their respective networks, is set forth on SCHEDULE U -- MINIMAL LEVEL OF ACCEPTABLE NETWORK MANAGEMENT, attached hereto.

     4.1.2 CONTRACTING FOR NETWORK MANAGEMENT. PathNet reserves the right to out-source or contract its network management duties to an independent third-party contractor. PathNet reserves the right to allow its customers to contract independently for network management services over the portions of PathNet's network which these customers have under contract. Texaco may not unreasonably withhold the consent for PathNet or its agents to access

PathNet's and Texaco's equipment for purposes of operating or maintaining the PathNet network. Texaco may not charge additional site fees or rentals for any network monitoring equipment that PathNet deems necessary. The adequacy of the network management systems shall be measured in relation to the minimum network performance standards as set forth on Schedule O. PathNet shall ensure that these systems, at a minimum, comply with the published equipment vendors' specifications. PathNet's network monitoring capabilities shall provide the ability for Texaco to: 1) monitor its own portion of the network separately from the overall PathNet Network, and 2) maintain tower lights, Facility power, environmental conditions and other network connected devices.

     4.1.3 NETWORK MANAGEMENT DEVICES. For the purposes of network management, PathNet retains the right to add to Texaco's existing facilities, software or mechanisms that it deems necessary to allow it to perform network management services. The network management system shall provide for site alarm monitoring for a maximum number of external inputs and controls, as defined in Schedule U. These devices will be defined during the design phase and provided to Texaco in writing. At all times, such devices, with the exception of the common network interface card, shall remain the exclusive property of PathNet.

     4.1.4 COMPLIANCE WITH LAWS. PathNet's network monitoring will comply with all state, local and federal regulations concerning network security.

     4.2  MARKETING

     4.2.1 MARKETING RIGHTS AND ASSIGNABLE CONTRACT RESPONSIBILITIES. In its marketing efforts, PathNet reserves the right to market under its name, or any other trade name which it owns, except as set forth in Section 4.2.2, herein. The assignment of its rights of exclusive marketing of excess long-distance capacity shall be allowed under this Agreement and shall only be prohibited if the transference of these rights violates FCC or other Federal or state laws and regulations. If PathNet transfers or assigns its right(s) to sell Excess Capacity, all other terms and conditions stated in this contract shall remain binding on PathNet, its successors and assigns. In the establishment of its sales effort, PathNet reserves its rights to market and advertise its services in any and all media it deems fit. The choice of publications in which to advertise shall solely be that of PathNet.

     4.2.2 MARKETING AND ADVERTISING RESTRICTIONS. PathNet shall not use any trademark or trade name of Texaco, its parents, affiliates or subsidiaries for purposes of marketing the Excess Capacity created.

     4.2.3 CUSTOMER AGREEMENTS. The terms of the agreements between PathNet and its various customers shall be disclosed by PathNet to Texaco as they relate to traffic on the System. The term of these agreements will inevitably vary and will have no fixed minimum time commitments. If the agreements with PathNet's customers require modifications to PathNet's network or specific installation requirements, at PathNet's sole discretion, these costs may be passed on to the customers and will be made at no cost to Texaco. The reimbursement for these fixed one-time costs shall be direct, and any revenues, other than compensation for direct and indirect costs related to these network modifications, installation requirements or connection fees, shall be the property of PathNet. All costs involved in marketing bandwidth shall be borne by PathNet.

     4.2.4 IXC AND CUSTOMER SALES AGREEMENTS. The sales agreements between PathNet and its interexchange carrier and other customers will clearly identify the paths or the segments of the affected participants along which the capacity being sold travels. If IXC and customer sales agreements and supporting documents require the written approval of Texaco as a condition of sale, Texaco's approval shall not be unreasonably withheld.

     4.2.5 METERING AND LIABILITY TO IXC'SMETERING AND LIABILITY TO IXC'S. PathNet's long-distance communications sales contracts shall be based on flat monthly rates and shall not be usage sensitive. Any usage-sensitive agreement which PathNet enters into shall require the inter-exchange carrier to provide for the necessary metering and a mechanism to ensure that this metering is both fair and accurate. Any costs related to the verification of metered readings will be incurred by PathNet and transferred to the affected inter-exchange customer. Performance criteria related to network design shall be integrated into PathNet's marketing efforts and contractual relationships with inter-exchange customers.

     4.2.6 REASONABLE EFFORTS - MARKETING. PathNet will use commercially reasonable efforts to produce, market and sell any excess long-distance capacity created under the PathNet program. PathNet shall seek the sale of aggregated long-distance capacity under the best terms commercially obtainable at the time. As part of such efforts, but without limitation, PathNet will dedicate its resources and perform the promotional and marketing tasks necessary to obtain the best available price at the time for the sale of such long-distance capacity consistent with the goals of PathNet and Texaco, as set forth in this Agreement.

4.3  REVENUE COLLECTION AND DISBURSEMENT

     4.3.1 BOOKS AND RECORDS. PathNet shall maintain and keep detailed and accurate books and records with regard to sales and revenues and the calculation thereof. Texaco, or its representatives (who shall be reasonably acceptable to PathNet), shall be entitled to review and audit such books and records, from time to time, during normal business hours, upon reasonable notice to PathNet, and at Texaco's expense, provided that PathNet will bear any such expense if the review or audit reveals an underpayment of more than five percent (5%) for the applicable period has occurred.

     4.3.2 QUARTERLY STATEMENTS OF ACCOUNT. PathNet shall issue quarterly Statements of Account to Texaco within thirty (30) days of the end of each calendar quarter. The reports shall set forth the revenues computed pursuant to SCHEDULE H - PAYMENT SCHEDULE and the method of allocating revenues to Texaco during that quarter.

     4.3.3 STATEMENT OF ACCOUNT. PathNet shall make payments due and payable thirty (30) days from the date PathNet's Statement of Account is issued to Texaco. The Quarterly Statement of Account, which shall accompany disbursements, is an unaudited statement produced by PathNet. It shall reflect the number of path miles of the System built out by PathNet and the excess long-distance capacity marketed and sold in the aggregate resale market during each quarterly period, for which payment has been received by PathNet, as calculated based upon the number of path miles furnished by Texaco in relationship to the total PathNet network.

     4.3.4 PAYMENTS TO TEXACO. PathNet will invoice each of its IXC customers prior to the commencement of their lease periods for telecommunications facilities on the PathNet network. These agreements may typically be monthly, but under certain conditions, may either be quarterly, semi-annual, annual, or for multi-year periods. PathNet shall make payment to Texaco for its portion of revenue actually received from the sale of PathNet's long-distance capacity along paths that use the System. Payments shall be made in accordance with the other terms of this Agreement and shall be based upon rates charged for the path miles of the Segment, divided by the network path miles assembled by PathNet. PathNet's disbursements to Texaco will be transmitted electronically or by wire transfer, as to be determined and specified in writing by Texaco, with all account information necessary to complete payment, as set forth in SCHEDULE V --

TEXACO PAYMENT INSTRUCTIONS, attached hereto, which may, from time to time, be freely amended by Texaco without the approval of PathNet. Upon receipt of payment from an inter-exchange carrier, PathNet shall disburse revenues no later than fifteen (15) days following the close of business of the month in which these revenues were received. Interest, if earned on collected but undistributed revenues, will be the property of Texaco, and shall be distributed to Texaco at the time of the next payment. Distribution of revenues for the portion of PathNet's network that is owned entirely by PathNet shall occur at the same time that PathNet distributes revenue to Texaco.

     4.3.5 ANNUAL AUDIT. All billings and revenue collections will be subject to an annual certified audit by an independent, nationally recognized accounting firm selected by PathNet, admitted to practice in all fifty states. This audit shall be conducted in accordance with generally accepted auditing standards. The results of this audit will be made available to Texaco no later than 30 days from the conclusion of the audit findings. PathNet shall not be responsible for any material breaches or misrepresentations that may occur through the negligence of outside auditors. PathNet will make its own records available at its principal business office for inspection by Texaco, upon written request, received at least after ten (10) business days before such planned inspection, provided the inspection of these records does not violate any agreements of confidentiality between PathNet and other participants.

     4.3.6     PATHNET'S CORPORATE STATEMENTS.
PathNet's corporate income statements, balance sheets and other forms of general corporate reporting shall be the sole property of PathNet and shall not be subject to examination by Texaco. Texaco shall have the right to examine during an annual audit all other documents which contain information related to the revenue due to Texaco under the terms of this Agreement. Any disclosure of PathNet's revenue collections and its disbursements to Texaco shall be strictly confidential and subject to the terms of the Non-Disclosure Agreement attached hereto as SCHEDULE W -- NON-DISCLOSURE AGREEMENT.

     4.3.7 TEXACO'S ASSIGNEES OF REVENUES. Texaco will have the right to designate other entities to receive its disbursements. The disbursements issued by PathNet shall not relieve Texaco of any tax liability resulting from its receipt of these revenues.

     4.3.8 REVENUE NOT GUARANTEED. PathNet does not guarantee any revenue disbursements. PathNet does not promise or warrant its ability to sell telecommunications capacity. In the event a dispute arises between PathNet and Texaco, any disbursements affected by this dispute will be placed in escrow in a segregated, interest-bearing bank account to be held by PathNet and Texaco. The signatures of an authorized representative of Texaco and PathNet shall both be required for disbursement of the escrow monies until such time as the dispute is resolved pursuant to the terms of Schedule L of this Agreement. Upon resolution of dispute, the escrow amounts shall promptly be disbursed.

     4.3.9 PATHNET COSTS. Any costs PathNet incurs as a result of this Agreement shall be the sole responsibility of PathNet. It shall not be implied that Texaco is responsible for such costs.

                             5.  MISCELLANEOUS PROVISIONS

     5.1  GENERAL PROVISIONS

     5.1.1 RESOLUTION OF DISPUTES. Any dispute arising under this Agreement pertaining to revenue collection and/or disbursement, shall be subject to resolution under Schedule L.

     5.1.2 NO RIGHT TO TERMINATE. Disputes arising under this article of the Agreement do not give either party the right to terminate this Agreement. This Agreement is fully binding upon the parties, their heirs and assigns for the duration of this Agreement as set forth herein.

     5.1.3 RECORDATION. This Agreement may be subject to recordation in any of the affected localities by either party. The costs, fees or expenses associated with this recordation shall be the sole expense of the recording party and recordation does not obligate the other party to this Agreement to pay a portion of recordation of such expenses.

     5.1.4 SUCCESSORS AND ASSIGNSSUCCESSORS AND ASSIGNS. Texaco and PathNet respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in this Agreement and attachments thereto. Neither party to this Agreement shall assign the Agreement in whole or in part (except as set forth below) without written consent of the other, which shall not be unreasonably withheld. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under this Agreement. The rights and obligations of the parties under this Agreement may not be assigned or transferred except: (i) the right to payment of money may be assigned, (ii) PathNet or Texaco may subcontract work, and (iii) this Agreement and the rights and obligations hereunder may be assigned to an acquirer of all or substantially all the assets, business or stock of a party. If PathNet sells or assigns the radio equipment that it has assembled into a network which it owns, the proceeds from such sale or assignment shall be the sole property of PathNet and Texaco shall have no claim to a portion of the proceeds. If Texaco sells or in any way assigns the asset(s) owned by Texaco, the proceeds from such sale or assignment shall be the sole property of Texaco and PathNet shall have no claim to a portion of such proceeds. If Texaco sells, leases, or assigns the underlying Texaco asset(s) which support the microwave paths that are a basis of this Agreement, this Agreement shall survive such transfer or assignment.

     5.1.5 FINANCING AGREEMENTS. PathNet shall ensure that the provision set forth in Section 1.3.12 will be included in the financing agreement and credit term sheet for the Initial System. Texaco shall have review rights and receive a copy of each credit term sheet and financing agreement entered into between PathNet and any other entity as it relates to the financing of the 1 x 1 Initial System, as set forth in Schedule E, attached hereto. A copy of any vendor credit term sheets shall be submitted to Texaco within sixty (60) days after execution of this Agreement. A copy of any vendor financing agreement shall be provided to Texaco within ten (10) days of its execution.

5.2  ASSURANCES OF PATHNET'S PERFORMANCE

     5.2.1     ASSURANCES AND ESCROW.   Pursuant to the terms of this Agreement,
PathNet, during the Build-Out Period, has responsibility for the payment of certain equipment and services. Specifically, PathNet shall pay for the equipment, (OC-3 multiplexing, the digital high-capacity radios, the antennas and waveguide, ancillary miscellaneous equipment and material), and for the installation to be performed at the Facilities. To assure performance of PathNet's payment responsibilities, within sixty (60) days of execution of this Agreement, PathNet shall provide a combination of vendor credit assurances, an escrow agreement acceptable to Texaco, to be executed by Texaco and PathNet, and at PathNet's sole option, a letter of credit. The assurances, escrow agreement, and/or letter of credit shall establish and confirm that:

          a. For radios, multiplexing equipment, antennas, waveguide and miscellaneous equipment to be provided pursuant to the terms of this Agreement, this equipment shall be delivered free and clear of liens and encumbrances to the Texaco Facilities and shall remain free and clear of all liens and encumbrances for the life of this Agreement. PathNet may secure payment to the manufacturer for the radios from revenues PathNet may receive pursuant to the terms of this Agreement. This Agreement itself will become the radio manufacturer's collateral. In the event any cash deposits are required for equipment to be ordered, PathNet shall either furnish proof of payment of such deposit or, pursuant to the terms of the escrow agreement, place in an interest bearing escrow account the amount of any deposit required by a manufacturer as a precondition to the manufacturer's acceptance of a purchase order from PathNet. In accordance with the terms of the escrow agreement and in the absence of default by PathNet of its payment responsibilities, any interest earned on funds placed in an escrow account shall be PathNet's property.

          b. To assure performance of the installation services to be provided by PathNet, pursuant to the terms of an escrow agreement to be entered into between Texaco and PathNet, PathNet shall deposit funds in an interest-bearing escrow account within sixty (60) days of execution of this Agreement. The amount deposited shall be equal to the cost of design and installation work, as estimated by PathNet and agreed to by Texaco.

     5.2.2 DEFAULT BY PATHNET. In the event that PathNet defaults on or fails to timely meet its payment responsibilities in connection with the equipment or installation of the Initial System within sixty (60) days of such default event, the assurances, escrow agreement, and/or letter of credit shall provide that Texaco would be disbursed funds in appropriate amounts, and any interest earned on such funds.

     5.2.3 TERMINATION OF ASSURANCES. The requirement for the assurances, escrow, and/or letter of credit shall end with the formal commissioning of the Initial System.


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


     5.2.4 INSURANCE. During all phases of the Project, PathNet shall purchase and maintain adequate insurance against loss or theft during the installation period and PathNet shall bear the risk of such loss or theft and such other insurance, as set forth on Schedule N.

     5.2.5 INSURANCE REQUIRED OF TEXACO. Texaco hereby represents that it is self-insured and does not currently purchase and maintain liability insurance and property insurance, except for stop-loss coverage.

     5.2.6 PAYMENT SCHEDULE. The payment schedule for all radio and other equipment to be purchased in connection with the Initial Build-Out or for any and all Capacity Expansion is set forth on SCHEDULE H -- PAYMENT SCHEDULE, attached hereto. This schedule includes commercial terms for payment of net thirty (30) days and interest at 1% per month on outstanding balances. Any departures from the payment schedule made by either party must be promptly brought to the attention of the other party.

5.3  JOINT AND MUTUAL CONFIDENTIALITY PROVISION

     PathNet and Texaco have entered into a Non-Disclosure Agreement, attached hereto as Schedule W, which permits for joint and mutual confidentiality, in connection with the program and project to be undertaken. This Non-Disclosure Agreement, which shall govern the responsibilities of the parties to each other in connection with the disclosure of information, is made a part of this Agreement. Texaco shall be permitted to distribute the results of any performance tests to other Texaco units. PathNet, in its sole discretion, may elect to distribute these results to other companies who allow PathNet to use their microwave infrastructure to create and market Expansion Capacity from their systems and the System at Texaco's Facilities. The results of any performance tests may be made available by PathNet to its customers.


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

5.4  REMEDIES FOR BREACH

     5.4.1 NOTICE OF BREACH. All events of breach or disputes by either PathNet or Texaco shall necessitate a written notice of breach to be delivered by certified mail to the principal office of the other party. Each notice of breach shall include specific allegations of breach.

     5.4.2 CURE OF BREACH BY PATHNET OR TEXACO. The party receiving a notice of breach shall have thirty (30) days to cure the breach. In the event the breach is not cured, the dispute resolution procedures of this Agreement may be invoked.

     5.4.3 NO TERMINATION RIGHTS. Neither Texaco nor PathNet unilaterally has the right to terminate this Agreement or otherwise alter the relationship of the parties hereto, except as noted in Section 2.1.2. The only remedies available to a party for breach are those set forth in Schedule L of this Agreement.

     5.4.4 SURVIVAL. All representations, warranties, covenants, conditions and agreements contained herein which either are expressed as surviving the expiration or termination of this contract or, by their nature, are to be performed or observed, in whole or in part, after the termination or expiration of this contract, including (without limitation) the warranty and indemnity provisions, shall survive the termination or expiration of this contract. Any accrued rights to payment and any remedies for breach of this Agreement shall survive termination.

5.5  USAGE

     The usage herein of singular terms shall include the plural and use of the masculine, feminine or neuter genders shall include all others.


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

5.6  WAIVER

     PathNet or Texaco's failure to object to any statement, invoice, billing or distribution by any party within a period of four (4) years after receipt thereof shall constitute that party's acquiescence with respect thereto and shall render such statement, invoice, billing or distribution and deemed accepted. Any other waivers to any term or condition of this Agreement must be executed by the parties in writing.

5.7  FORCE MAJEURE EVENT

     Neither party hereto shall be responsible for any failure to perform its obligations (other than an obligation to pay money) under this Agreement if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party ("Force Majeure Event"). Obligations hereunder, however, shall in no event be excused, but shall be suspended only until the cessation of any cause of such Force Majeure Event. If such Force Majeure Event should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing a Force Majeure Event shall use its best endeavors in order to remedy that situation, as well as to minimize its effects. A party suspending performance due to a Force Majeure event shall notify the other party in writing within five (5) days after such suspension commences. If either party hereto shall be delayed or hindered in, or prevented from the performance of any act required hereunder by Force Majeure Event, then the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.


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

5.8  EXTENT AND MODIFICATION OF AGREEMENT EXTENT AND MODIFICATION OF AGREEMENT

     This Agreement, the Schedules A through X and other documents incorporated herein by reference, represent the entire agreement between Texaco and PathNet and supersede all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Texaco and PathNet. Unless otherwise specified, any inconsistency between the contents of a document incorporated by reference and made a part of this Agreement and the terms of this Agreement shall be resolved in favor of the terms of this Agreement.

5.9  INDEPENDENT INVESTIGATION

     The parties acknowledge that they have independently investigated the potential for the success of PathNet's ability to create, aggregate and sell Excess Capacity and have not relied upon any inducements or representations of the other party or its agents, other than those contained in this Agreement.

5.10 NO DISCRIMINATION

     It is intended that both parties intend to subscribe or offer to all customers, employees, licensees, and invitees the opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges without discrimination because of race, creed, color, sex, age, national origin or ancestry, in accordance with the EEO Statement attached hereto as Schedule P, and all federal, state, and local laws.

     5.11 NOTICES

     All notices pertaining to disputes arising from this Agreement shall be directed to a corporate entity or employee designated by the signators as having full rights and responsibilities to address such issues. Notices under this Agreement shall be sufficient only if personally




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

delivered by a commercial prepaid delivery or courier service, or mailed by certified or registered mail, return receipt requested, to a party at its address set forth in the signature block below, or as amended by notice, pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) days after deposit with the courier or in the U.S. mail. All notices shall be delivered as follows:

          If to PathNet:

               Michael A. Lubin, Esquire
               Vice President and General Counsel
               PathNet, Inc.
               6715 Kenilworth Avenue, Suite 200
               Riverdale, Maryland 20737

          If to Texaco:

               Mr. H. Dave Hunt
               Manager of Telecommunications
               Texaco Pipeline Inc.
               1670 Broadway
               Denver, Colorado  80202-4899

5.12 UNENFORCEABILITY

     In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

5.13 COST AND FEES

     In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable costs and reasonable attorney's fees.


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

5.14 HEADINGS

     Headings herein are for convenience or reference only and shall in no way affect interpretation of the Agreement.

5.15 INCIDENTAL AND CONSEQUENTIAL DAMAGES

     NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

5.16 WARRANTY AND DISCLAIMER

     PathNet warrants: (i) that the work under this Agreement will be performed in a workmanlike manner, and (ii) that it has and will obtain agreements with and promptly pay its employees and contractors sufficiently to allow it to provide Texaco with the services contemplated by this Agreement. OTHERWISE, EXCEPT AS EXPRESSLY PROVIDED HEREIN, PATHNET AND TEXACO MAKE NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

5.17 INDEMNITY AND LIMITATIONS OF OBLIGATIONS AND LIABILITY

          The parties agree to limit their respective obligations and liabilities as set forth in SCHEDULE X -- INDEMNITY AND LIMITATIONS OF OBLIGATIONS AND LIABILITY, which like any other Schedule attached hereto is an integral part of this Agreement.


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

5.18 AMENDMENT AND WAIVER

     Except as otherwise expressly provided herein, any provision of this Agreement may be waived (either generally or in any particular instance, and either retroactively or prospectively) only with the written consent of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, as of the date first written above.

WITNESS:                           PATHNET, INC.


/s/ Richard A. Jalkut  6/2/97      By: /s/ Dave Schaeffer
-----------------------------         -----------------------------
                                   Name: Dave Schaeffer
                                   Title: President

WITNESS:                           TEXACO PIPELINE INC.


/s/ H D Hunt  5/21/97              By: A. A. Nicoletti
------------------------------        -----------------------------
                                   Name:_______________________
                                   Title: President


                                   /s/ H D Hunt


                                   FORM APPROVED

                                      BLM
                                   --------------



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